EXHIBIT 99.3
THIRD AMENDMENT TO CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO CREDIT AGREEMENT dated as of January 1, 2007 (this “Amendment”), is entered into among WINTRUST FINANCIAL CORPORATION (the “Borrower”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “Lender”).
RECITALS
     A. The Borrower and the Bank entered into that certain Credit Agreement dated as of November 1, 2005, as amended by that certain First Amendment to Credit Agreement dated as of June 1, 2006, and as amended by that certain Second Amendment to Credit Agreement dated as of July 27, 2006 (collectively, with all amendments thereto, the “Agreement”);
     B. The parties hereto have agreed to reduce the interest rate, effective as of January 1, 2007 with respect to the indebtedness owed to Lender, and effective as of February 1, 2007, with respect to the indebtedness owed to all lenders who purchased participations in the Loans from Lender.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which me hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS. All capitalized terms used herein without definition shall have the respective meanings set forth in the Agreement.
     2. AMENDMENTS TO THE AGREEMENT.
     2.1 Amendment to Section 3(d) of the Agreement. Section 3(d) of the Agreement is hereby deleted in its entirety and in lieu thereof is inserted the following:
     (d) Effective January 1, 2007, the amounts outstanding under the Term A Notes and the Term B Note from time to time shall bear interest calculated on the actual number of days elapsed on the basis of a 360 day year, at a rate equal, at the Borrower’s option, to either (i) the London Inter-Bank offered Rate (“LIBOR”) plus 115 basis points; provided, however, with respect to all participations in the Term A Notes and the Term B Note heretofore sold by Lender (as disclosed by Lender to Borrower), interest shall continue to be calculated and paid by Borrower on the basis of LIBOR plus 140 basis points until January 31, 2007, or (ii) the greater of (a) the Prime Rate, or (b) the Federal Funds Rate plus 50 basis points. The rate so selected is hereafter referred to as the “Interest Rate”.
     3. WARRANTIES. To induce Lender to enter into this Amendment, the Borrower warrants that:

          3.1 Authorization. The Borrower is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to borrow monies under the Agreement, as amended hereby, and to perform its obligations under the Agreement, as amended hereby.
          3.2 No. Conflicts. The execution and delivery of this Amendment and the performance by the Borrower of its obligations under the Agreement as amended hereby, do not and will not conflict with any provision of law or of the charter or by-laws of the Borrower or of any agreement binding upon the Borrower.
          3.3 Validity and Binding Effect. The Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.
          3.4 No Default. As of the date hereof, no Event of Default under Section 9 of the Agreement, as amended by this Amendment or event or condition which, with the giving of notice or the passage of time, shall constitute an Event of Default, has occurred or is continuing.
          3.5 Warranties. As of the date hereof, the representations and warranties in Section 5 of the Agreement are true and correct as though made on such date, except for such changes as are specifically permitted under the Agreement,
     4. CONDITIONS PRECEDENT. This Amendment shall become effective as of the date above first written after receipt by the Administrative Agent of the following documents:
     (a) This Amendment duly executed by the Borrower; and
     (b) Such other documents and instruments as the Bank reasonably requests.
     5. GENERAL.
          5.1 Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Illinois.
          5.2 Successors. This Amendment shall be binding upon the Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and Lender and the successors and assigns of Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment or any of the other Loan Documents. The Borrower may not assign or transfer any of its rights or Obligations under this Amendment without the prior written consent of Lender.
          5.3 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.
          5.3 Confirmation of the Agreement. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WINTRUST FINANCIAL CORPORATION

By:

Its:

727 North Bank Lane Lake Forest, Illinois 60645 Attention: Edward J. Wehmer
Facsimile:

TERM LOAN A: $50,000,000.00 PRO RATA SHARE: 100%	LASALLE BANK NATIONAL ASSOCIATION

By:

Its:

TERM LOAN B: $1,000,000.00 PRO RATA SHARE: 100%	135 South LaSalle Street Chicago, Illinois 60674 Attention: Jeffery J. Bowden Facsimile: (312) 904-6352